                                                                    Exhibit 4.1




                            STOCK PURCHASE AGREEMENT


         This STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of March 13, 2000, by and between Sunrise Television Partners, L.P., a Delaware limited partnership ("Seller"), and Smith Broadcasting Partners, L.P., a Delaware limited partnership ("Buyer"), and is joined in by Sunrise Television Corp., a DELAWARE corporation (the "Company"), and the other signatories hereto (the "Other Parties"), for the limited purposes set forth in this Agreement.


                                 R E C I T A L

         Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, one (1) share (the "Share") of common stock, par value $0.01 per share, of the Company, in consideration for the Purchase Price (hereinafter defined), upon the terms and subject to the conditions set forth herein.


                              A G R E E M E N T S

         NOW, THEREFORE, in consideration of the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:


                                   ARTICLE I

                         PURCHASE AND SALE OF THE SHARE

         1.1 Purchase and Sale of the Share. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (hereinafter defined), Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Share, free and clear of all liens, security interests, claims, charges, rights of another, defects in title and encumbrances of any kind or character ("Liens").

         1.1. Purchase Price. The purchase price payable by Buyer to Seller in consideration for the issuance and sale of the Share shall be equal to $200 (the "Purchase Price"). Payment of the Purchase Price shall be made at the Closing by or on behalf of Buyer in cash or by wire transfer of immediately available funds to Seller.


                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

         2.1. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as follows (with the understanding that Buyer is relying on such representations and warranties in entering into and performing this Agreement):

                  (a) Ownership of the Share. Seller is the holder of record and owns beneficially the Share. At the Closing, Seller will transfer to Buyer good and valid title to the Share, free and clear of all Liens.



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                  (b)      Organization. Seller is a limited partnership
organized and validly existing under the laws of the State of Delaware.

                  (c) Authority. Seller has the requisite power and authority to enter into this Agreement and each other agreement, document and instrument required to be executed in accordance herewith (collectively, and including this Agreement, the "Transaction Documents") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Transaction Documents by Seller and the consummation by Seller of the transactions contemplated thereby have been duly authorized by all necessary action on the part of Seller. Each Transaction Document has been, or when executed and delivered in accordance herewith or therewith, will be duly executed and delivered by Seller and, assuming that such Transaction Document constitutes a valid and binding obligation of the other party(ies) thereto, constitutes or, upon execution and delivery, will constitute a valid and binding obligation of Seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

                  (d) Consents; Noncontravention. The execution, delivery and performance of the Transaction Documents by Seller does not require the consent of any governmental entity or third party, except for (1) the approval by the Federal Communications Commission of the transactions contemplated by this Agreement and the proposed recapitalization (the "Recapitalization") of the Company pursuant to which, among other things, each issued and outstanding share of common stock of the Company will be converted into a share of nonvoting common stock, except that the Share to be held by Buyer will be converted into one share of voting common stock of the Company, (2) the consent of the network under each network affiliate agreement to which the Company and any of its subsidiaries is a party, (3) the filing of a premerger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("Hart-Scott Act"), and the expiration or termination of any waiting period in connection therewith, and (4) the consent of the sole stockholder to the Second Amended and Restated Certificate of Incorporation of the Company to be filed in connection with the Recapitalization. The execution, delivery and performance of the Transaction Documents by Seller will not conflict with or violate any applicable law or any judgment, order or ruling of any government authority having jurisdiction over Seller, will not, directly or indirectly, conflict with or constitute a breach or default under any agreement, license or permit to which Seller is a party or is subject, and will not result in the creation of any Lien on the assets of the Company.

                  (e) No Valuation. Seller understands and acknowledges that Buyer has not performed, directly or indirectly, any valuation of the Share or of the Company and this Agreement shall not be construed as a valuation of the Share or of the Company.

         2.2. Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows (with the understanding that Seller is relying on such representations and warranties in entering into and performing this Agreement):

                  (a) Organization. Buyer is a limited partnership organized and validly existing under the laws of the State of Delaware.

                  (b) Authority. Buyer has the requisite power and authority to enter into the Transaction Documents to which Buyer is to be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of the Transaction Documents to which Buyer is to be a party and the consummation by Buyer of the transactions contemplated thereby have been duly authorized by all necessary action on the part of Buyer. Each Transaction Document to which Buyer is to be a party has been,



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or when executed and delivered in accordance herewith or therewith will be, duly executed and delivered by Buyer and, assuming that such Transaction Document constitutes a valid and binding obligation of the other party(ies) thereto, constitutes or, upon execution and delivery, will constitute a valid and binding obligation of Buyer, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

                  (c) Amendment and Restatement of Charter and Bylaws. Buyer acknowledges and understands that the Amended and Restated Certificate of Incorporation of the Company, dated February 25, 1997, and the Amended and Restated Bylaws of the Company, as adopted on February 24, 1997, will be amended and restated to read substantially as each appears, respectively, in Exhibit A and Exhibit B hereto, in connection with the Recapitalization.

                  (d) Investment Intent. The Share to be acquired by Buyer hereunder is being acquired for its own account, for investment and with no intention of distributing or reselling such Share or any part thereof or interest therein in any transaction which would be a violation of the securities laws of the United States of America or any state or any foreign country or jurisdiction.

                  (e) Investment Status. Buyer is an "Accredited Investor" as defined in Rule 501 under the Securities Act of 1933 (the "Securities Act"), and Buyer has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating an investment in the Share, and is able to bear the economic risks of such investment.

                  (f) Access. The Buyer has carefully reviewed and is familiar with the terms of each Transaction Document to which it is or will be a party. Seller and the Company have made available to Buyer all agreements, documents, records, and books that Buyer has requested relating to the purchase of the Share. The Buyer has had a full opportunity to ask questions of and receive answers from Seller or the Company or a person acting on behalf of Seller or the Company concerning the terms and conditions of the purchase of the Share, and all questions asked by Buyer have been adequately answered to the full satisfaction of Buyer. The Buyer is familiar with the business and financial condition, properties, operations and prospects of the Company.

                  (g) Restricted Securities. Buyer understands (i) that the Share has not been and will not be registered under the Securities Act or registered or qualified under any applicable state or securities or "blue-sky" laws by reason of their issuance in transactions exempt from the registration requirements of the Securities Act or registration or qualification requirements of any applicable state securities or "blue-sky" laws, (ii) that the Share must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or registered or qualified under any applicable state securities or "blue-sky" laws or is exempt from such registration, (iii) that Seller is under no obligation to so register the Share and (iv) that the certificate evidencing the Share will be imprinted with a legend that prohibits the transfer thereof unless they are registered or such registration is not required.

                  (h) State of Principal Place of Business. The principal place of business of Buyer is located in the state of Florida, and Buyer has no present intention of moving its principal place of business to any other state or jurisdiction.



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                                  ARTICLE III

                                   COVENANTS

         3.1. Side Letter Agreement. At the Closing, Buyer, the Other Parties, and the Company shall execute and enter into a side letter agreement substantially in the form attached hereto as Exhibit C (the "Side Letter Agreement").

         3.2. Assurances. Each of Buyer, Seller, and the Company shall use its commercially reasonable efforts to consummate, or cause to be consummated, the transactions contemplated by this Agreement and the Recapitalization, provided that the Company shall be entitled, in its sole and absolute discretion, not to consummate the Recapitalization.


                                   ARTICLE IV

                               CLOSING CONDITIONS

         4.1. Conditions to each Party's Obligations. The obligations of each party hereto to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions on or before the
Closing:

                  (a) No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated under this Agreement shall be in effect;

                  (b) No action shall have been taken nor any statute, rule, or regulation shall have been enacted by any governmental entity that makes the consummation of the transactions contemplated under this Agreement illegal;

                  (c) No litigation or administrative proceeding or investigation (whether formal or informal) shall be pending or, to any party's knowledge, threatened which challenges the transactions contemplated hereby;

                  (d)      All necessary approvals by the Federal
Communications Commission shall have been obtained;

                  (e) Any applicable waiting periods under the Hart-Scott Act, if applicable to the transaction contemplated by this Agreement or the Recapitalization, shall have expired or been terminated;

                  (f) All necessary consents and waivers from the lenders under the Amended and Restated Credit Agreement dated July 2, 1998, as amended from time to time, by and among the Company, STC Broadcasting, Inc., and the lenders party thereto shall have been received;

                  (g) All necessary consents or waivers under each network affiliate agreement to which the Company or any of its subsidiaries is a party shall have been received without any adverse conditions or requirements being imposed on the Company or any of its subsidiaries as a condition to any network affiliate's consent or waiver and to which the Company or any of its subsidiaries does not agree.



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         4.2.     Conditions to Obligations of Buyer. The obligation of Buyer to effect the transactions contemplated hereby is subject to the satisfaction of the following conditions unless waived, in whole or in part, by Buyer:

                  (a) The representations and warranties of Seller in this Agreement shall be true and correct as of the Closing Date;

                  (b) Seller shall have performed all obligations under its covenants and agreements in this Agreement on or before the Closing Date; and

                  (c) All items required to be delivered by Seller and the Company pursuant to Section 5.2 shall have been delivered.

         4.3. Conditions to Obligations of Seller. The obligation of Seller to effect the transactions contemplated hereby is subject to the satisfaction of the following conditions unless waived, in whole or in part, by Seller:

                  (a) The representations and warranties of Buyer in this Agreement shall be true and correct as of the Closing Date;

                  (b) Buyer shall have performed all obligations under its covenants and agreements in this Agreement before the Closing Date; and

                  (c) All items required to be delivered by Buyer and SBP pursuant to Section 5.2 shall have been delivered.


                                   ARTICLE V

                                    CLOSING

         5.1. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall be on a date (the "Closing Date"), and at a time and place, mutually acceptable to Buyer and Seller; provided, however, that the Closing Date shall be no later than the effective time of the merger contemplated by the Agreement and Plan of Merger, among Clear Channel Communications, Inc., CCU Merger Sub, Inc. and AMFM Inc., dated as of October 2, 1999 (the "Merger Agreement"). For purposes of this Agreement, each and every event referred to in this Agreement that is to occur at the Closing shall be deemed to have occurred contemporaneously.

         5.2.     Actions to Occur at Closing.

                  (a) At the Closing, Buyer shall deliver to Seller an amount equal to the Purchase Price in cash or by wire transfer of immediately available funds.

                  (b) At the Closing, Seller shall deliver to Buyer a certificate representing the Share, accompanied by a stock power duly endorsed in blank, and otherwise in proper form for transfer.

                  (c) At the Closing, Buyer, the Other Parties, and the Company shall deliver to each other a duly executed copy of the Side Letter Agreement.



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                                   ARTICLE VI

                                  TERMINATION

         6.1. Termination. This Agreement may be terminated at any time prior to Closing as follows:

                  (a)      by mutual consent of Buyer and Seller; or

                  (b) by written notice of Buyer to Seller or Seller to Buyer, if the other party breaches any of its representations, warranties, covenants or agreements contained herein which (i) would give rise to the failure of a condition to the Closing set forth in Article IV, as applicable, and (ii) cannot be or has not been cured within 30 days after the date notice of such breach or default is served by the party seeking to terminate this Agreement; or

                  (c) by written notice of Buyer to Seller or Seller to Buyer, if there shall be in effect any judgment, decree or order that would prevent or make unlawful the Closing of the transactions contemplated by this Agreement; or

                  (d) automatically, without further action by either Buyer or Seller, if the Company elects, in its sole and absolute discretion, not to consummate the Recapitalization;

provided, however, that no party hereto may effect a termination hereof if such party is then in material breach or default of this Agreement; and provided further, that the termination of this Agreement pursuant to this section shall not relieve any party of any liability for breach of this Agreement prior to the date of termination. Articles VI and VII shall survive termination of this Agreement.


                                  ARTICLE VII

                                 MISCELLANEOUS

         7.1. Indemnification; Survival Period. Each party acknowledges and understands the meaning and legal consequences of the representations, warranties, covenants and agreements set forth herein and that the other parties hereto have relied or will rely upon such representations, warranties, covenants and agreements, and such party hereby agrees to indemnify and hold harmless each other party hereto and, to the extent applicable, such other party's officers, directors, controlling persons, agents and employees, from and against any and all loss, claim, damage, liability or expense, and any action in respect thereof, joint or several, to which any such person may become subject, due to or arising out of a breach of any such representation, warranty, covenant or agreement, together with all reasonable costs and expenses (including attorneys' fees) incurred by any such person in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters so indemnified against. All representations and warranties contained in this Agreement, and the indemnification contained herein, shall survive the sale of the Share in full force and effect until the expiration of the applicable statute of limitations. To the extent that such are performable after the Closing, each of the covenants and agreements contained in this Agreement shall survive the Closing indefinitely.

         7.2. Expenses and Obligations. Except as otherwise expressly provided in this Agreement or as provided by law, as between the parties hereto, all costs and expenses incurred by the parties hereto in connection with the transactions contemplated in this Agreement or in the other related documents shall be borne solely and entirely by the Company, including any fees associated with any filings or applications under the Hart-Scott Act or with the Federal Communications Commission related to the transactions contemplated herein.



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         7.3.     Parties in Interest. This Agreement shall be binding upon
and, except as provided in Section 7.1, inure solely to the benefit of each party hereto and their successors and assigns, and nothing in this Agreement, except as set forth in Section 7.1, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         7.4. Specific Performance. The parties recognize that, in the event any party should refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate. Each party shall therefore be entitled, in addition to any other remedies which may be available, including money damages, to obtain specific performance of the terms of this Agreement. In the event of any action to enforce this Agreement specifically, each party hereby waives the defense that there is an adequate remedy at law.

         7.5. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      If to Buyer, to

                           Smith Broadcasting Partners, L.P.
                           720 Second Avenue South
                           St. Petersburg, Florida 33701
                           Facsimile: (727) 821-8092

                           with a copy to

                           Hogan & Hartson L.L.P.
                           8300 Greensboro Drive
                           McLean, Virginia 22102-3606
                           Attn: Richard Horan
                           Facsimile: (703) 610-6200

                  (b)      If to Seller, to

                           Sunrise Television Partners, L.P.
                           c/o Hicks, Muse, Tate & Furst Incorporated
                           200 Crescent Court, Suite 1600
                           Dallas, Texas 75201
                           Attention: Lawrence D. Stuart, Jr.
                           Facsimile: (214) 720-7888

                           with a copy to

                           Vinson & Elkins L.L.P.
                           3700 Trammell Crow Center
                           2001 Ross Avenue
                           Dallas, Texas 75201
                           Attn: Michael D. Wortley
                           Facsimile: (214) 220-7716

         7.6. Entire Agreement. This Agreement (which term shall be deemed to include the other certificates, documents and instruments delivered hereunder) constitutes the entire agreement of the parties



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hereto and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

         7.7. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

         7.8. Interpretation. All references in this Agreement to Articles, Sections, subsections, and other subdivisions refer to the corresponding Articles, Sections, subsections, and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivision of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections, or other subdivisions, and shall be disregarded in construing the language contained therein. The words "this Agreement," "herein," "hereby," "hereunder," and "hereof," and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The word "including" (in its various forms) means "including without limitation." Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         7.9. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         7.10. Assignment; Amendment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of Seller or Buyer, whether by operation of law or otherwise without the prior written consent of the other party hereto. No amendment, waiver of compliance with any provision or condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment or consent is sought.

         7.11. Further Assurances. From time to time following the Closing, the parties hereto shall execute and deliver such other instruments of assignment, transfer and delivery and shall take such other actions as the other reasonably may request in order to consummate, complete and carry out the transactions contemplated by this Agreement.

         7.12. Severability. Buyer and Seller agree that if one or more provisions contained in this Agreement shall be deemed or held to be invalid, illegal or unenforceable in any respect under any applicable law, this Agreement shall be construed with the invalid, illegal or unenforceable provision deleted, and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]



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         IN WITNESS WHEREOF, the undersigned have each caused this Agreement to be executed as of the date first written above.

                                            BUYER:

                                            SMITH BROADCASTING PARTNERS, L.P.

                                            By: Smith Broadcasting Group, Inc.


                                            By: /s/ David A. Fitz
                                            -----------------------------------
                                            Name:   David A. Fitz
                                            Title:  CFO, EVP

                                            SELLER:

                                            SUNRISE TELEVISION PARTNERS, L.P.

                                            By: HM3/Sunrise L.P.,
                                                its general partner

                                            By: HM3/Sunrise, Inc.,
                                                its general partner


                                            By: /s/ Eric C. Neuman
                                            -----------------------------------
                                            Name:   Eric C. Neuman
                                            Title:  Vice President


                                            COMPANY:

                                            SUNRISE TELEVISION CORP.


                                            By: /s/ David A. Fitz
                                            -----------------------------------
                                            Name:   David A. Fitz
                                            Title:  CFO

                                            SMITH BROADCASTING GROUP, INC.


                                            By: /s/ David A. Fitz
                                            -----------------------------------
                                            Name:   David A. Fitz
                                            Title:  CFO, EVP


                                                /s/ Sandy DiPasquale
                                                -------------------------------
                                                    Sandy DiPasquale

                                                /s/ John Purcell
                                                -------------------------------
                                                    John Purcell

                                                /s/ David A. Fitz
                                                -------------------------------
                                                    David Fitz

                                   EXHIBIT A




             SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                   EXHIBIT B




                       SECOND AMENDED AND RESTATED BYLAWS

                                   EXHIBIT C




                         FORM OF SIDE LETTER AGREEMENT